EXHIBIT 99.1

Geron Corporation Reports Second Quarter 2014 Financial Results

Conference Call Scheduled for 4:30 p.m. EDT Today, August 11th

MENLO PARK, Calif., August 11, 2014 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Results

For the second quarter of 2014, the company reported a net loss of $8.7 million, or $0.06 per share, compared to $8.9 million, or $0.07 per share, for the comparable 2013 period. Revenues for the second quarter of 2014 were $341,000 compared to $112,000 for the comparable 2013 period. Interest and other income for the second quarter of 2014 amounted to $99,000 compared to $56,000 for the comparable 2013 period. The company ended the second quarter of 2014 with $147.6 million in cash and investments.

Total operating expenses for the second quarter of 2014 were $9.0 million compared to $9.1 million for the comparable 2013 period. Research and development expenses for the second quarter of 2014 were $5.2 million compared to $4.8 million for the comparable 2013 period. General and administrative expenses for the second quarter of 2014 were $3.9 million compared to $3.4 million for the comparable 2013 period. Operating expenses for the 2013 second quarter also included restructuring charges of $838,000 in connection with the company’s decisions to discontinue its discovery research programs and close its research laboratory facility.

The increase in research and development expenses for the 2014 second quarter, compared to the same period in 2013, was primarily the net result of higher costs for the manufacturing of imetelstat, partially offset by reduced personnel-related and other research costs resulting from previous restructurings and the discontinuation of the discovery research programs. The increase in general and administrative expenses for the 2014 second quarter, compared to the same period in 2013, was primarily the net result of higher non-cash stock-based compensation expense, partially offset by lower patent costs and transaction expenses associated with the closing of the stem cell divestiture in October 2013.

Six Months Ended 2014 Results

Net loss for the first six months of 2014 was $17.2 million, or $0.11 per share, compared to $20.8 million, or $0.16 per share, for the comparable 2013 period. Revenues for the first six months of 2014 were $815,000 compared to $877,000 for the comparable 2013 period. Interest and other income for the first six months of 2014 was $182,000 compared to $137,000 for the comparable 2013 period. The company has not incurred any impairment charges on its investment portfolio.

Total operating expenses for the first six months of 2014 were $18.2 million compared to $21.8 million for the comparable 2013 period. Research and development expenses for the first six months of 2014 were $10.4 million compared to $12.7 million for the comparable 2013 period. General and administrative expenses for the first six months of 2014 were $7.8 million compared to $8.2 million for the comparable 2013 period. Year-to-date operating expenses for 2013 also included restructuring charges of $916,000.

The decrease in research and development expenses for the first six months of 2014, compared to the same period in 2013, was primarily the net result of lower clinical trial expenses with the wind-down of the imetelstat trials in solid tumors and GRN1005 trials in patients with brain metastases and reduced personnel-related and other research costs resulting from previous restructurings and the discontinuation of the discovery research programs, partially offset by higher costs for the manufacturing of imetelstat. The decrease in general and administrative expenses for the first six months of 2014, compared to the same period in 2013, was primarily the net result of lower patent costs and transaction expenses associated with the closing of the stem cell divestiture in October 2013, partially offset by higher non-cash stock-based compensation expense.

Recent Company Events

Removal of Partial Clinical Hold on Myelofibrosis IST: In June 2014, the U.S. Food and Drug Administration (FDA) removed the partial clinical hold on the investigator-sponsored clinical trial of imetelstat in myelofibrosis (Myelofibrosis IST). The partial clinical hold was placed in March 2014 due to a safety signal of hepatotoxicity that was identified in clinical trials of imetelstat. In order to resolve the partial clinical hold, the investigator, Dr. Ayalew Tefferi of Mayo Clinic, Rochester, Minnesota, was required to provide follow-up information regarding reversibility of hepatotoxicity for all patients who received imetelstat in the Myelofibrosis IST. The investigator submitted a complete response to the FDA to seek release of the partial clinical hold, and the FDA lifted the partial hold on June 11, 2014.

Geron to Assume Sponsorship of Myelofibrosis IST and IND: In July 2014, Geron and Mayo Clinic entered into a transfer agreement whereby the Investigational New Drug (IND) application for imetelstat under which the Myelofibrosis IST has been conducted will be transferred from Mayo Clinic to Geron. In addition, Geron will assume sponsorship for the Myelofibrosis IST, and Dr. Ayalew Tefferi will remain as the principal investigator for the study. The company and Mayo Clinic have agreed that the IND and sponsorship responsibility for the conduct of the Myelofibrosis IST will be transferred to Geron by September 30, 2014.

The Myelofibrosis IST ceased enrolling patients in January 2014. Under Geron’s sponsorship, the patients remaining in the study – which include patients with myelofibrosis (MF), blast phase MF, and refractory anemia with ringed sideroblasts, a subtype of the myelodysplastic syndromes (RARS-MDS) – will continue to receive treatment with imetelstat or continue in follow-up. Geron does not intend to enroll additional patients in this study. The company plans to use the transferred data and information from the Myelofibrosis IST to inform the design of Geron’s planned Phase 2 clinical trial in MF.

Update on Geron’s Full Clinical Hold: Geron’s IND for imetelstat remains on full clinical hold, affecting the company’s clinical trials in essential thrombocythemia or polycythemia vera and in multiple myeloma. The company is working diligently to seek release of the full clinical hold and is currently in the process of compiling preclinical and clinical information from Geron-sponsored studies, as well as information available from other imetelstat studies, such as the Myelofibrosis IST, regarding LFT abnormalities and the incidence and reversibility of hepatotoxicity. Until the FDA lifts the full clinical hold on Geron’s IND, the company will be unable to initiate any new clinical trials for imetelstat in the United States under that IND. In light of the full clinical hold on the company’s IND, Geron has committed to the FDA that it will not initiate any new clinical studies under the transferred IND from Mayo Clinic until Geron has had further communication with the FDA regarding the company’s IND and its development plans for imetelstat in hematologic myeloid malignancies with high unmet medical need. Such communication will include updated analyses of efficacy and safety data from the Myelofibrosis IST. Pending the outcome of anticipated interactions with the FDA, Geron plans to initiate a Geron-sponsored clinical trial of imetelstat in MF which could potentially occur as early as the first quarter of 2015.

Asterias Stock Distribution: The Nasdaq Stock Market set July 22, 2014 as the ex-dividend date for the pro-rata distribution to Geron stockholders of the Asterias Series A common stock that Geron received in the previously announced transaction to divest Geron’s human embryonic stem cell assets and autologous cellular immunotherapy program to Asterias Biotherapeutics, Inc. The company expects the distribution to occur over the next several weeks.

Conference Call

At 4:30 p.m. EDT on August 11, 2014, Geron’s management will host a conference call to discuss the company’s second quarter results and recent events.

Participants can access the conference call live via telephone by dialing 866-277-1184 (U.S.); 617-597-5360 (international). The passcode is 52570360. A live audio-only webcast is also available at http://edge.media-server.com/m/p/f44w6tg8/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through September 12, 2014.

About Geron

Geron is a clinical stage biopharmaceutical company developing a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for statements of historical fact, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding: projected timelines for transfer of the IND for the Myelofibrosis IST to Geron and assumption of sponsorship of the Myelofibrosis IST by Geron; the continued treatment or follow-up of remaining patients in the Myelofibrosis IST after the IND transfer; obtaining and submitting information and data to respond to the full clinical hold; the ability of the company to adequately address the FDA's requirements and concerns resulting in the FDA lifting the full clinical hold on the company’s IND; plans and timelines for imetelstat clinical trial initiation; financial projections; any value to Geron stockholders of the Asterias Series A common stock; Geron's plans or expectations for the timing and completion of the pro-rata distribution of the Asterias Series A common stock; that Dr. Tefferi will continue as the principal investigator of the Myelofibrosis IST; and other statements that are not historical fact. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties include, without limitation, risks and uncertainties regarding: the process of transferring the IND for the Myelofibrosis IST to Geron; the process of moving sponsorship of the Myelofibrosis IST to Geron; whether the company may be able to provide adequate information or data to respond to the clinical hold; whether the FDA releases the clinical hold on Geron’s IND for imetelstat; reliance on the conduct of and data from investigator-sponsored trials of imetelstat; the potential material changes in overall conclusions from preliminary efficacy and safety data reported from the Myelofibrosis IST as additional patients were enrolled and treatment continues and additional and updated patient data become available; numerous risks and uncertainties with regard to manufacturing imetelstat; whether Dr. Tefferi may decide that he does not want to continue as the principal investigator of the Myelofibrosis IST; the possibility that Geron stockholders may realize little or no value from the Asterias Series A common stock; the possibility that Geron stockholders may incur tax liabilities, but be unable to realize value from any Asterias Series A common stock distributed by Geron; the potential inability of Geron to complete the pro-rata distribution of the Asterias Series A common stock, as well as the payment of cash in lieu of fractional and other shares, in a timely manner or at all; the complexity of U.S. federal income tax laws which are also subject to change at any time, possibly with retroactive effect, and that the U.S. federal income tax treatment for the receipt of Asterias Series A common stock is highly dependent on a holder's particular situation; the possibility of litigation that could arise as a result of or in connection with the pro-rata distribution of the Asterias Series A common stock and related transactions, as well as the asset contribution transaction itself, including litigation arising from the possibility that Geron stockholders may realize little or no value from the Asterias Series A common stock; the lack of an active public market for Asterias Series A common stock, or that no active public market may ever develop; and those other risks and uncertainties inherent in the development of potential therapeutic products such as successful company-sponsored clinical trial results, technical, scientific and regulatory challenges, sufficient capital resources, limitations on our freedom to operate arising from intellectual property of others, and challenges to or enforcement of Geron’s intellectual property rights. Additional information and factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Geron's periodic reports filed with the Securities and Exchange Commission primarily under the heading "Risk Factors," including in Geron's quarterly report on Form 10-Q for the quarter ended June 30, 2014. Undue reliance should not be placed on Geron's forward-looking statements, and Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACTS:
Kevin Eng, Ph.D.
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2014	2013	2014	2013
Revenues:
License fees and royalties	$341	$112	$815	$877

Operating expenses:
Research and development	5,151	4,807	10,362	12,728
Restructuring charges	—	838	—	916
General and administrative	3,853	3,432	7,847	8,183
Total operating expenses	9,004	9,077	18,209	21,827
Loss from operations	(8,663)	(8,965)	(17,394)	(20,950)

Unrealized (loss) gain on derivatives	(147)	(24)	77	1
Interest and other income	99	56	182	137
Interest and other expense	(23)	(14)	(39)	(32)
Net loss	$(8,734)	$(8,947)	$(17,174)	$(20,844)

Basic and diluted net loss per share:
Net loss per share	$(0.06)	$(0.07)	$(0.11)	$(0.16)
Shares used in computing net loss per share	156,706,196	128,162,993	150,086,007	128,072,962

CONDENSED BALANCE SHEETS

	June 30,	December 31,
(In thousands)	2014	2013
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$10,315	$13,785
Current marketable securities	130,816	52,234
Other current assets	1,461	1,038
Total current assets	142,592	67,057

Noncurrent marketable securities	6,496	—
Property and equipment, net	60	92
Deposits and other assets	191	195
	$149,339	$67,344

Current liabilities	$4,756	$7,587
Stockholders’ equity	144,583	59,757
	$149,339	$67,344

Note 1:	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

###